Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2020, with respect to the consolidated financial statements of Concho Resources Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2019 and in this Current Report of ConocoPhillips on Form 8-K. We consent to the incorporation by reference of said report in the Registration Statements of ConocoPhillips on Form S-3 (File No. 333-240978-01) and Forms S-8 (File No. 333-250183, File No. 333-196349, File No. 333-174479, File No. 333-159318, File No. 171047, File No. 333-133101 and File No. 333-116216).

/s/ GRANT THORNTON LLP

Houston, Texas

January 15, 2021